Exhibit 99.1
Global Water Resources Reports Third Quarter 2018 Results

PHOENIX, AZ – November 8, 2018 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the third quarter and nine months ended September 30, 2018. All quarterly comparisons are to the same year-ago period unless otherwise noted.
Q3 2018 Financial Highlights

•
Regulated revenue increased 6.3% to $9.0 million, primarily due to organic growth and the acquisition of Turner Ranches Water and Sanitation Company (Turner). The increase was partially offset by reductions due to tax reform of $189,000, or 2.2%. Excluding the approved rate reductions due to tax reform, regulated revenue increased 8.5%.

•	Net income was $0.6 million, or $0.03 per share.

•
Raised net proceeds of $14.6 million from equity raise. The company anticipates using the net proceeds from the offering to fund acquisitions and for working capital and other general corporate purposes.

•	Declared three monthly cash dividends of $0.023625 per common share (or $0.2835 per share on an annualized basis.)

•
Increased its dividend 1% to $0.286332 on an annualized basis from $0.283500. This equates to a monthly dividend of $0.023861. The first dividend at the new monthly rate will be paid on December 28, 2018 to holders of record on December 14, 2018.

•	Received an extension from the Internal Revenue Service (IRS) to defer the remaining gain realized from the disposition of the Valencia Water Company facility until the end of 2019.
Q3 2018 Operational Highlights

•	Total active connections increased 7.8% to 41,546 at September 30, 2018 from 38,536 at September 30, 2017, with organic connections up 5.3% (or 5.4% on an annualized basis.)

•	Began operating Turner, a non-potable irrigation water utility in Mesa, Arizona, which the company acquired in the second quarter of 2018.

•
Signed definitive agreement to acquire Red Rock Utilities, an operator of a water and a wastewater utility with service areas in the Pima and Pinal counties of Arizona. Subsequent to the end of the quarter, the company completed the acquisition. The acquisition adds more than 1,650 connections and approximately nine square miles of service area that generates more than $1 million in annual revenue.

•
Appointed Timothy J. Sabo as regulatory counsel and promoted Heather Krupa to controller to support the company’s growth strategy. Sabo brings to Global Water more than 16 years of experience in successfully representing water and wastewater utilities with their legal and regulatory affairs, including regular appearances before the Arizona Corporation Commission involving utility rate cases, rulemakings, and certificate applications. Krupa earlier served as the company’s director of financial reporting and as interim controller since April 2018, and brings to the position more than 12 years of accounting experience.

Management Commentary

“The combination of strong organic growth during the third quarter plus recent acquisitions puts us on track for overall double-digit connection growth rate in 2018,” said Global Water Resources' president and CEO, Ron Fleming. "This growth, coupled with approved rate increases, will continue to drive profitability.

“We received an extension from the IRS to defer the remaining gain realized from the disposition of Valencia Water Company, which gives us another year to defer the tax gain by investing in our growth initiatives. We intend to take full advantage of deferring the taxable gain by making capital investments in existing utilities and pursuing additional strategic acquisitions that provide consolidation benefits.

“Looking ahead, beyond the tax gain deferral, we will continue to pursue additional strategic opportunities to expand our service areas, aggregate water and wastewater utilities, and invest in our utilities as they experience rapid growth. Together, we believe this will allow Global Water and our customers to realize the benefits of regionalization and consolidation.”

2018 Financial Summary

Revenues

Revenues in the third quarter of 2018 increased by $0.5 million, or 6.2%, to $9.0 million, compared to $8.5 million for the same period in 2017. The increase in revenue reflects a 7.8% increase in active service connections, inclusive of the 2.5% increase due to the Turner acquisition, combined with the approved increase in rates. The increase was slightly offset by a $0.2 million decrease due to the rate reduction resulting from tax reform. Excluding the rate reductions resulting from tax reform, revenues increased 8.5%.

Revenues for the nine months ended September 30, 2018 increased by $3.9 million, or 16.5%, to $27.3 million, compared to $23.4 million in the same period in 2017. The increase in revenues was primarily driven by a $2.4 million recognition of revenue under infrastructure coordination and financing agreements (ICFAs) in connection with the substantial completion of capital improvements that increased the capacity of Palo Verde's wastewater reclamation facility. The increase in revenue also reflects the 7.8% increase in active service connections, inclusive of the 2.5% increase due to the Turner acquisition, combined with the approved increase in rates. This increase was partially offset by a $0.6 million revenue decline due to the rate reduction resulting from tax reform. Excluding ICFA revenue and the rate reductions resulting from tax reform, revenues increased 8.7%.

Operating Expenses

Operating expenses increased by $1.3 million, or 22.6%, to $6.9 million in the third quarter of 2018, compared to $5.7 million for the same period in 2017. The increase was due primarily to increases in general and administrative expense, specifically in deferred compensation and board compensation which are tied to the increase in the company's stock price. The increase in operating expenses was also due to increases in operations and maintenance expense associated with the Turner acquisition and normal expense increases due to growth, such as utilities, contract fees and property taxes, coupled with, to a lesser extent, an increase in depreciation.

Operating expenses increased by $2.0 million, or 11.0%, to $19.7 million for the nine months ended September 30, 2018, compared to $17.8 million for the same period in 2017. The increase was due primarily to increases in general and administrative expense, specifically in personnel expense, professional fees, and deferred compensation. The increase in operating expenses was also due to increases in operations and maintenance expense, associated with the Turner acquisition and normal expense increases due to growth, such as utilities, personnel expenses and property taxes, coupled with, an increase in depreciation.

Other Income (Expense)

Total other expense increased by $0.4 million, or 42.9%, to $1.2 million in the third quarter of 2018, compared to $0.8 million for the same period in 2017. The increase was primarily attributed to a decrease in the Valencia earn-out of $0.4 million.

Total other expense increased by $0.6 million, or 23.6%, to $3.2 million for the nine months ended September 30, 2018, compared to $2.6 million for the same period in 2017. The increase was primarily attributed to a decrease in the Valencia earn-out of $0.6 million.

Net Income

Net income decreased by $0.6 million to $0.6 million, or $0.03 per share, for the third quarter of 2018 compared to $1.2 million, or $0.06 per share, for the same period in 2017. The decrease was primarily attributed to the $0.8 million decrease in operating income, combined with an increase in total other expense, partially offset by the decrease in corporate tax rate.

Net income increased by $1.4 million to $3.2 million, or $0.16 per share, for the nine months ended September 30, 2018, compared to $1.8 million, or $0.09 per share, for the same period in 2017. The increase was primarily attributed to a $1.9 million increase in operating income, partially offset by the $0.6 million increase in total other expense. The increase in operating income was primarily driven by the $2.4 million ICFA revenue recognized for the nine months ended September 30, 2018.

Adjusted EBITDA

Adjusted EBITDA decreased $1.0 million, or 19.7%, to $4.1 million for the third quarter of 2018, compared to $5.1 million the same period in 2017. The decrease was primarily due to the increase in deferred compensation, coupled with the decrease in the Valencia earn-out and the reduction to revenue as a result of tax reform. Partially offsetting the decrease was an increase in organic connection growth, the addition of Turner customers and higher rates. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below.)

Adjusted EBITDA decreased $586,000, or 4.7%, to $11.8 million for the nine months ended September 30, 2018, compared to $12.4 million for the same period in 2017. The decrease was primarily driven by the decrease in the Valencia earn-out, combined with the reduction to revenue as a result of tax reform. Partially offsetting the decrease was an increase in organic connection growth, the addition of Turner customers and higher rates. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below.)

Dividend Policy
The company previously declared a monthly cash dividend of $0.023625 per common share (or $0.2835 per share on an annualized basis), which will be payable on November 30, 2018 to holders of record at the close of business on November 14, 2018. The board has also approved an increased monthly cash dividend of $0.023861 per common share (or $0.286332 per share on an annualized basis), which will be payable on December 28, 2018 to holders of record on December 14, 2018.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of September 30, 2018, active service connections increased by 3,010, or 7.8%, to 41,546, compared to 38,536 at September 30, 2017. The increase in active service connections primarily related to the organic growth in the company's current service areas (2,047 connections, or 5.3%), coupled with the acquisition of Turner (963 connections, or 2.5%). As of September 30, 2018, the vacancy rate was at 1.5% down from the peak of 11.9% in February 2009.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The area's population has increased throughout 2017 and 2018, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that

Phoenix Metro will have a population of 4.9 million by 2020, up 15% from 2016 census estimates, and reach 6.8 million by 2040.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel ("Greater Phoenix Blue Chip"), most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the Homebuilders Association of Central Arizona, reported that single family housing permits grew 12% to 19,863 units in 2017. Permits are forecasted by the Greater Phoenix Blue Chip to increase to nearly 24,000 permits in 2018 and to 27,000 permits in 2019. In the City of Maricopa, where Global Water has its largest water and wastewater permitted utility service area, the Home Builders Association of Central Arizona reports that permits are up 29% year-over-year.

The company believes this growth outlook, combined with three additional years of rate increase phase-ins, creates an opportunity for it to significantly increase its active connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its third quarter 2018 results tomorrow, followed by a question and answer period.

Date: Friday, November 9, 2018
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-778-331-2160
Conference ID: 10005678

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through November 23, 2018.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10005678

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 12 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly-effective implementation of Total Water Management (TWM), an integrated approach to managing the entire water cycle by owning and operating water, wastewater and recycled water utilities within the same geographic area to maximize the beneficial use of recycled water. TWM conserves water by using the right water for the right use and helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains references to "EBITDA" and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; and (iii) equity method investment. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors measures of our recurring core business. However, EBITDA and Adjusted EBITDA are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to Net Income, the most comparable GAAP measures, are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning, future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, expected effect due to tax reform, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 which were filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	288,363	289,051
Less accumulated depreciation	(76,678)	(75,592)
Net property, plant and equipment	211,685	213,459
CURRENT ASSETS:
Cash and cash equivalents	20,173	5,248
Accounts receivable — net	1,776	1,528
Due from affiliates	489	430
Accrued revenue	2,011	1,759
Prepaid expenses and other current assets	1,023	700
Total current assets	25,472	9,665
OTHER ASSETS:
Goodwill	1,743	—
Intangible assets — net	12,772	12,772
Regulatory asset	1,871	1,871
Bond service fund and other restricted cash	502	436
Equity method investment	124	345
Other noncurrent assets	40	20
Total other assets	17,052	15,444
TOTAL ASSETS	254,209	238,568
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	366	321
Accrued expenses	9,269	7,252
Customer and meter deposits	1,416	1,395
Long-term debt and capital leases — current portion	46	8
Total current liabilities	11,097	8,976
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,509	114,363
Deferred revenue - ICFA	17,358	19,746
Regulatory liability	9,277	8,463
Advances in aid of construction	62,411	62,725
Contributions in aid of construction — net	4,300	4,425
Deferred income tax liabilities, net	4,162	3,114
Acquisition liability	934	934
Other noncurrent liabilities	719	962
Total noncurrent liabilities	213,670	214,732
Total liabilities	224,767	223,708
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 21,530,470 and 19,631,266 shares issued as of September 30, 2018 and December 31, 2017, respectively.	215	196
Treasury stock, 59,174 and no shares at September 30, 2018 and December 31, 2017, respectively.	(1)	—
Paid in capital	25,643	14,288
Retained earnings	3,585	376
Total shareholders' equity	29,442	14,860
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	254,209	238,568

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUES:
Water services	4,465	$4,165	$11,496	$10,847
Wastewater and recycled water services	4,515	4,284	13,330	12,502
Unregulated revenues	19	23	2,436	59
Total revenues	8,999	8,472	27,262	23,408

OPERATING EXPENSES:
Operations and maintenance	1,808	1,574	4,938	4,499
Operations and maintenance - related party	386	366	1,146	1,091
General and administrative	2,942	2,012	8,159	7,031
Depreciation	1,807	1,710	5,495	5,164
Total operating expenses	6,943	5,662	19,738	17,785
OPERATING INCOME	2,056	2,810	7,524	5,623

OTHER INCOME (EXPENSE):
Interest income	22	4	37	14
Interest expense	(1,358)	(1,272)	(3,893)	(3,889)
Other	82	439	559	1,127
Other - related party	52	(12)	110	169
Total other expense	(1,202)	(841)	(3,187)	(2,579)

INCOME BEFORE INCOME TAXES	854	1,969	4,337	3,044
INCOME TAX EXPENSE	(221)	(766)	(1,128)	(1,227)
NET INCOME	$633	$1,203	$3,209	$1,817

Basic earnings per common share	$0.03	$0.06	$0.16	$0.09
Diluted earnings per common share	$0.03	$0.06	$0.16	$0.09
Dividends declared per common share	$0.07	$0.07	$0.21	$0.21

Weighted average number of common shares used in the determination of:
Basic	21,088,456	19,617,951	20,130,574	19,596,467
Diluted	21,117,810	19,667,141	20,169,998	19,632,196

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,209	$1,817
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	1,475	1,229
Depreciation	5,495	5,164
Amortization of deferred debt issuance costs and discounts	33	33
Loss on equity investment	221	106
Other (gains) and losses	(28)	17
Provision for doubtful accounts receivable	68	87
Deferred income tax expense	1,049	1,134
Changes in assets and liabilities
Accounts receivable	(195)	(197)
Other current assets	(636)	(523)
Accounts payable and other current liabilities	980	(635)
Other noncurrent assets	—	80
Other noncurrent liabilities	(1,495)	(32)
Net cash provided by operating activities	10,176	8,280
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,404)	(16,602)
Cash paid for acquisitions, net of cash acquired	(2,619)	—
Deposits of restricted cash, net	(66)	(212)
Other cash flows from investing activities	64	—
Net cash used in investing activities	(6,025)	(16,814)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(4,308)	(4,012)
Advances in aid of construction	579	435
Proceeds from stock option exercise	790	375
Principal payments under capital lease	(18)	(80)
Refunds of advances for construction	(892)	(844)
Loan borrowings	14	—
Loan repayments	(8)	—
Proceeds from sale of stock	15,910	—
Debt issuance costs paid	(19)	—
Payments of offering costs for sale of stock	(1,274)	—
Net cash (used) provided by financing activities	10,774	(4,126)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,925	(12,660)
CASH AND CASH EQUIVALENTS — Beginning of period	5,248	20,498
CASH AND CASH EQUIVALENTS – End of period	20,173	7,838

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2018 and 2017 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income	$633	$1,203	$3,209	$1,817
Income tax expense	221	766	1,128	1,227
Interest income	(22)	(4)	(37)	(14)
Interest expense	1,358	1,272	3,893	3,889
Depreciation	1,807	1,710	5,495	5,164
EBITDA	3,997	4,947	13,688	12,083
ICFA Revenue Recognition	—	—	(2,388)	—
Board option expense	—	43	68	130
Management option expense	67	44	188	44
Equity investment loss/(income)	61	100	220	105
EBITDA Adjustments	128	187	(1,912)	279
Adjusted EBITDA	$4,125	$5,134	$11,776	$12,362